Exhibit 9

                                MICHAEL L. ASHNER
                             100 Jericho Quadrangle
                                    Suite 214
                             Jericho, New York 11753


                                 August 11, 2000


Mr. Jay Schottenstein
Schottenstein Stores Corporation
1800 Moler Road
Columbus, Ohio  43201

Dear Jay:

           The purpose of this letter is to set forth the terms and conditions of our understanding pursuant to which I and my affiliates (collectively "Ashner") who are shareholders in Burnham Pacific Properties, Inc. ("BPP") and Schottenstein Stores Corporation and its affiliates (collectively "Schottenstein") who are shareholders in BPP will cause a notice to be sent to BPP setting forth their intention to nominate a slate of directors (the "Schottenstein/Ashner Directors") for election at BPP's 2000 Annual Meeting of stockholders currently scheduled to be held on October 18, 2000 (the "2000 Annual Meeting") and solicit proxies in favor of the election of the Schottenstein/Ashner Directors and, if successful, oversee the management, operation and liquidation of BPP and Burnham Pacific Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"). In this regard, it is my understanding as follows:

           1. Notice. Any notice setting forth the slate of directors to be proffered by Ashner and Schottenstein must be delivered to BPP on or prior to August 18, 2000 and must be in compliance with Article II, Section 13 of BPP's by-laws.

           2. Proxy Solicitation. Ashner and Schottenstein will seek to:

                     (i) replace current management of BPP with qualified, competent and effective executives including, without limitation, Jay Schottenstein as Chief Executive Officer and Co-Chairman, Michael Ashner as President and Co-Chairman, Carolyn Tiffany as Chief Operating Officer and Treasurer, Peter Braverman as Executive Vice President, Benton Kraner as Executive Vice President and Irwin Bain as Secretary;

                    (ii) pursue an orderly liquidation of BPP and the Operating Partnership (collectively, the "Company") for the benefit of BPP's stockholders and the Operating Partnership's limited partners which is intended to commence and be completed over a 36-month period, subject to market conditions;

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                  (iii) replace current property management arrangements at the properties owned by BPP or the Operating Partnership and asset management arrangements with BPP and the Operating Partnership provided such new arrangements are on a basis which will be significantly less costly to the Company;

                    (iv) review thoroughly all "golden parachute" or other severance arrangements with existing management prior to payment thereunder to ensure the validity and reasonableness of such arrangements and review and pursue any claims or causes of action which BPP may have against the intended recipients as well as raise any other defenses the Company may have with respect to the payment thereof;

                     (v) oppose any sale of all or substantially all of the assets of the Company (either by sale of stock, assets, merger or otherwise) which is not reasonably expected to yield at least $8.00 per common share of BPP either in cash or securities of another entity or a combination thereof;

                    (vi) cause the entire board of directors of BPP to consist of eight persons, four of whom shall be nominated by Schottenstein (two of whom shall be persons who are not employees of, consultants to or otherwise affiliates of Schottenstein or Ashner ("Independent Directors")), three of whom shall be nominated by Ashner and one of whom will be nominated by the preferred stockholders of BPP; provided, however, that in the event that the holders of preferred stock of BPP elect not to nominate a director or loses the right to nominate one director, then Schottenstein shall have the right to nominate a fifth director who shall be an Independent Director;

                  (vii) to the extent not already provided for in the by-laws of BPP, use all reasonable efforts to cause the by-laws of BPP to be amended to provide that (1) no sale of the Company or any of its asset may be made to an affiliate of the Company, and (2) no lease may be entered into at any of the Company's properties with an affiliate of the Company without the consent of all Independent Directors;

                (viii) cause no expansion in the number of members of the Board of Directors without their mutual consent.

           3. Slate of Directors. The Schottenstein/Ashner Directors shall consist of three directors who shall be nominated by Ashner, four directors who shall be nominated by Schottenstein, two of whom will be persons who are not employees of, consultants to or otherwise affiliates of Schottenstein or Ashner ("Independent Directors"), and one director who shall be nominated by the preferred stockholders of BPP. If the holder of the preferred stock of BPP elects not to nominate a director to our slate or loses the right to nominate one director, then Schottenstein shall have the right to nominate a fifth director who shall be an Independent Director.

           4. Property, Asset Management and Other Services. If the Schottenstein/Ashner Directors are elected, the parties acknowledge that Schottenstein or its affiliate shall provide the Company with a bid to provide property management services for the Company and that Ashner or its affiliate shall provide the Company with a bid to provide asset management and entity


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management services to the Company. Any fees payable in connection with services provided in connection with the disposition of the assets of the Company shall be shared equally between Schottenstein and Ashner.

           5. Meetings. The parties will seek to cause meetings of the Board of Directors of BPP to be held at least eleven times per year in Columbus, Ohio. The parties will further seek to cause any additional meetings of the Board of Directors to be held at such times and at such places as Ashner shall determine.

           6 Costs. To the extent the proxy costs of the parties hereto are not reimbursed by the Company, we will share equally in all costs associated with the proxy solicitation contemplated hereby and Ashner shall reimburse Schottenstein within 30 days of the date hereof for one-half of all third party costs incurred by Schottenstein to date in connection with its prior offers to acquire the Company and its the assets.

           7. Term. This agreement shall terminate upon the occurrence of any of the following:

                  (i) immediately, if a slate of directors other than the Schottenstein/Ashner Directors shall be elected at the 2000 Annual Meeting;

                  (ii) one year from the date hereof if there has been no meeting of the Stockholders of BPP prior to such date at which a slate of directors of BPP is elected;

                  (iii) if the Schottenstein/Ashner Directors shall have been elected, three years from the date on which the Schottenstein/Ashner Directors shall first become directors of BPP; or

                  (iv) by either party hereto if a valid offer is made to acquire all or substantially all of the assets of the Company (either by sale of stock, assets, merger or otherwise) which is reasonably expected to yield at least $8.00 per common share of BPP either in cash or securities of another entity or a combination thereof.

No termination of this agreement shall relieve any party from any breach of this agreement or the failure to fulfill a covenant hereunder prior to such termination.

           8. Purchases/Sales of BPP Stock or Partnership Interests in the Operating Partnership. (a) If either party or their respective affiliates elects to acquire shares of stock of BPP or partnership interests in the Operating Partnership (the "Purchasing Party"), the Purchasing Party shall either (i) give the other party hereto five business days prior notice of such acquisition, which notice shall set forth the number of shares of stock of BPP or partnership interests in the Operating Partnership that such Purchasing Party desires to acquire (the "Purchase Interests") and the purchase price if known, and the non-Purchasing Party shall have the right to participate with such Purchasing Party equally in such purchase by giving written notice thereof to the Purchasing Party within three business days of receipt of such notice or, alternatively, (ii) purchase the Purchase Interests without giving prior notice to the non-Purchasing Party, in which case the Purchasing Party shall give subsequent notice to the non-Purchasing Party of such purchase before or within


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one business day after such acquisition, which notice shall set forth the
Purchase Interest that such Purchasing Party acquired or is acquiring and the purchase price therefore, in which event, the non-Purchasing Party shall have the right to participate with such Purchasing Party equally in such purchase by giving written notice thereof to the Purchasing Party and accompanying such notice with payment of the purchase price therefore within five business days of receipt of such notice. If the non-Purchasing Party shall fail to give notice to the Purchasing Party within the applicable time period set forth herein, such non-Purchasing Party shall have no rights with respect to the shares or partnership interests acquired except as set forth in the following paragraph.

           (b) If a party desires to sell any shares of its stock in BPP or partnership interests in the Operating Partnership (such party being hereinafter referred to as the "Selling Party"), the Selling Party shall give the other party prior notice of such sale, which notice shall set forth the number of shares of stock of BPP or partnership interests in the Operating Partnership that such Selling Party is selling (the "Sale Interests") and the purchase price therefore, in which event the non-Selling Party shall have the right to acquire the Sale Interests for the purchase price set forth in the Selling Party's notice by giving written notice thereof to the Purchasing Party within one business day of receipt of such notice. Any sale of Sale Interests hereunder shall be consummated on or prior to the fifth business day following the receipt by the non-Selling Party of the Selling Party's notice delivered pursuant to this paragraph 8(b). If the non-Selling Party shall fail to give notice to the Selling Party, or shall fail to purchase the Sale Interests, within the time period set forth herein, the non-Selling Party shall have no rights with respect to the Sale Interests.

           9. Notices. All communications hereunder shall be in writing and shall be sent by facsimile, overnight mail, registered or certified mail, return receipt requested; if intended for me, shall be addressed to Ashner at 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753, Facsimile No. (516) 433-2777, with a copy to David J. Heymann, Esq., Post & Heymann, LLP, 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753, Facsimile No. (516) 433-2777 or at such other address of which Ashner shall have given notice to Schottenstein in the manner herein provided; if intended for Schottenstein shall be addressed to it at 1800 Moler Road, Columbus, Ohio 43207, Facsimile No. (614) 443-2344, Attention: Jay Schottenstein with a copy to J. Philip Rosen, Esq., Weil, Gotshal & Manges, LLP, 767 Fifth Avenue, New York, New York 10153, Facsimile No. (212) 310-8007, or at such other address of which Schottenstein shall have given notice to Ashner in the manner herein provided.

           10. Severability. If any provision of this agreement or the application of any provision hereof to any person or circumstances is held invalid, the remainder of this agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this agreement.

           11. No Modification Except in Writing. This agreement shall not be changed, modified, or amended except by a writing signed by the party to be charged, and this agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged.


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           12. Further Assurances. Each of the parties hereto hereby agrees to execute and deliver all such further documents and take all such further actions as shall be necessary, desirable or expedient to consummate the transactions contemplated hereby.

           13. Captions. The captions appearing in this agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this agreement or any of the provisions hereof.

           14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof.

           If the foregoing accurately reflects Schottenstein's understanding of our relationship involving the subject matter set forth herein, please sign the enclosed copy of this letter and return it to the undersigned. This document may be executed in multiple counterparts.

                                               Very truly yours,

                                               /s/ Michael L. Ashner

                                               Michael L. Ashner



Agreed to and accepted this 11th day of August, 2000.

SCHOTTENSTEIN STORES CORPORATION

By: /s/ Jay L. Schottenstein
    --------------------------------------
    Jay L. Schottenstein